Exhibit 99.1

NEWS RELEASE
Contacts:	Brian Feldott Director, Investor Relations Newpark Resources, Inc. bfeldott@newpark.com 281-362-6800

FOR IMMEDIATE RELEASE

NEWPARK RESOURCES ANNOUNCES SEPTEMBER INVESTOR CONFERENCES

Company also announces new ultra-deepwater contract award and provides business updates

THE WOODLANDS, TX – SEPTEMBER 15, 2015 – Newpark Resources, Inc. (NYSE: NR) today announced that management will participate in three investor conferences in September, including the Credit Suisse Annual Small & Mid Cap Conference on September 17th; the Cowen and Company Houston Oilfield One-on-One Day on September 23rd; and the Johnson Rice Energy Conference on September 28th.

ULTRA-DEEPWATER FLUIDS CONTRACT AWARD

The Company announced that it has been awarded a contract by Total S.A. to provide drilling fluids and related services for an exploratory ultra-deepwater well in Block 14 of offshore Uruguay. This project is expected to begin in the second quarter of 2016 and generate approximately $10 million of revenue.

Paul Howes, Newpark’s President and Chief Executive Officer, stated, “We are very pleased to be awarded this ultra-deepwater contract from Total, which expands our relationship with this valued customer and provides an expansion of our Latin America footprint, but more importantly, serves to further validate Newpark’s technical capabilities as a global leader in drilling fluids. This exploratory well in near-record level water depth will be the first project in this new frontier, reflecting our commitment to partner with our customers worldwide, drilling in the most technically challenging environments.”

Business Updates

Newpark also today provided business updates as a reflection of continuing weakness in commodity prices. “With the continued softening in the North American market in recent weeks, our expectations for the third quarter have been reduced from those discussed on our July 31, 2015 conference call. Revenues in our U.S. Fluids business have softened in August, and we now expect the Fluids Systems segment operating results to remain relatively flat to second quarter levels. Similarly, in the Mats segment, we’ve seen a continued softening in rental and services revenues in the weak commodity price environment. Most notably, customers in the Northeast region have reduced activities in both completions and drilling further reducing rental fleet utilization. As a result, we now expect segment revenue of approximately $14-$16 million for the third quarter, with an operating margin near break-even. While the continuing softness in Northeast region and the broader U.S. market are proving to be stronger headwinds than we anticipated, it’s important to highlight that we remain optimistic regarding the long-term prospects for the mats business,” added Howes. “In light of the market weakness, we are evaluating further cost actions in our North American business units. In addition, the continued strengthening of the U.S. dollar has provided a further headwind to the third quarter, as we’ve recognized $2 million of currency losses through August, predominately related to inter-company balances due from our Brazilian subsidiary.”

SECURITIES REPURCHASE PROGRAM

Newpark’s Board of Directors has modified its previously announced share repurchase program, of which $42.7 million remains available, expanding the authorization to include the repurchase of convertible senior notes, in addition to outstanding shares.

“Our strong balance sheet and positive cash flow generation through the down cycle has allowed us to continue funding our strategic investments, despite the current market turbulence. While our near-term focus remains on cash preservation and funding our strategic initiatives, this modification provides us greater flexibility to manage our capital structure going forward,” concluded Howes.

Newpark Resources, Inc. is a worldwide provider of value-added drilling fluids systems and composite matting systems used in oilfield and other commercial markets. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2014, as well as others, could cause results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, our customer concentration and cyclical nature of our industry, operating hazards inherent in the oil and natural gas industry, our international operations, the cost and continued availability of borrowed funds, our ability to execute our business strategy and make successful business acquisitions and capital investments, the availability of raw materials and skilled personnel, the impact of restrictions on offshore drilling activity, our market competition, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

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